Exhibit 99.2

TRIAL SCHEDULE FOR CERTAIN CASES

Below is a schedule, as of October 28, 2019 setting forth by month the number of individual smoking and health cases against Philip Morris USA Inc. that are scheduled for but not in trial through December 31, 2019.

2019

Engle progeny

October	0

November	2

December	1

As of October 28, 2019, there are two Engle progeny cases in trial.

Other Individual Smoking & Health

October	0

November	0

December	1

As of October 28, 2019, there are no non-Engle progeny cases in trial.